(n)(1)(ii)

AMENDED SCHEDULE B

to the

SEVENTH AMENDED AND RESTATED MULTIPLE CLASS PLAN

PURSUANT TO RULE 18f-3

for

VOYA FUNDS TRUST

12b-1 Distribution and Service Fees

Paid Each Year by the Funds

(as a percentage of average net assets)

	Classes of Shares
Funds	A	B	C	I	O	P	R	R6	W
Voya Floating Rate Fund	0.25	N/A	1.00	N/A	N/A	N/A	0.50	N/A	N/A
Voya GNMA Income Fund	0.25	1.00	1.00	N/A	N/A	N/A	0.50	N/A	N/A
Voya High Yield Bond Fund	0.25	1.00	1.00	N/A	N/A	N/A	0.50	N/A	N/A
Voya Intermediate Bond Fund	0.25	1.00	1.00	N/A	0.25	N/A	0.50	N/A	N/A
Voya Short Term Bond Fund	0.25	N/A	1.00	N/A	N/A	N/A	0.50	N/A	N/A
Voya Strategic Income Fund	0.25	N/A	1.00	N/A	N/A	N/A	0.50	N/A	N/A

Last Approved: May 22, 2014

Last Amended: May 22, 2014 to add Class R shares for Voya Short Term Bond Fund.